EXHIBIT 99.1
Offer to Exchange

5.25% Senior Notes Due 2014 Of

American Axle & Manufacturing, Inc. Guaranteed By

American Axle & Manufacturing Holdings, Inc.

for

5.25% Senior Notes Due 2014 of

American Axle & Manufacturing, Inc. Guaranteed By

American Axle & Manufacturing Holdings, Inc.

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

      We are enclosing herewith the material listed below relating to the offer (the “Exchange Offer”) by American Axle & Manufacturing, Inc. (“AAM, Inc.”) and American Axle & Manufacturing Holdings, Inc. (“Holdings” and, together with AAM, Inc., the “Company”) to exchange up to $250,000,000 aggregate principal amount of AAM, Inc.’s 5.25% Senior Notes due 2014 guaranteed by Holdings (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of AAM, Inc.’s issued and outstanding 5.25% Senior Notes due 2014 guaranteed by Holdings (the “Old Notes”), upon the terms and subject to the conditions set forth in the prospectus dated March       , 2004 (the “Prospectus”) and the related Letter of Transmittal.

      A Letter of Transmittal is being circulated to holders of Old Notes with the Prospectus. Holders may use it to effect valid tenders of Old Notes. The Exchange Offer also provides a procedure for holders to tender the Old Notes by means of guaranteed delivery.

      We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Notes registered in their own names. The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Exchange Agent as described in the Prospectus) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. You will, however, be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay any transfer taxes applicable to the tender of Old Notes to it or its order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

      Enclosed is a copy of each of the following documents:

1. The Prospectus;

2. A Letter of Transmittal for your use in connection with the Exchange Offer and for the information of your clients;

3. A form of letter, which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Exchange Offer;

4. A letter from the Chairman of the Board of the Company to holders of Old Notes;

5. A form of Notice of Guaranteed Delivery;

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7. A return envelope addressed to BNY Midwest Trust Company.

      Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on                        , 2004 unless extended (the “Expiration Date”). Old Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date if such Old Notes have not previously been accepted for exchange pursuant to the Exchange Offer. The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered.

      Pursuant to the Letter of Transmittal, each holder of Old Notes (a “Holder”) will represent to the Company that:

•	the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving the New Notes, whether or not the person is the Holder;

•	neither the Holder nor any other recipient of the New Notes (if different than the Holder) is participating or engaged in, intends to participate or engage in, or has any arrangement or understanding with any person to participate in, the distribution of the Old Notes or New Notes;

•	neither the Holder nor any other recipient is an “affiliate” of the Company within the meaning of Rule 405 promulgated under the Securities Act or, if the Holder or such recipient is an affiliate, that the Holder or such recipient will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if the signatory is a broker-dealer, it has not entered into any arrangement or understanding with the Company or any “affiliate” of the Company within the meaning of Rule 405 promulgated under the Securities Act to distribute the New Notes;

•	if the signatory is a broker-dealer, the signatory further represents and warrants that if it will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, the signatory will deliver a prospectus meeting the requirements of the Securities Act (for which purposes, the delivery of the Prospectus, as the same may be hereafter supplemented or amended, shall be sufficient) in connection with any resale of New Notes received in the Exchange Offer; and

•	the Holder is not acting on behalf of any person or entity that could not truthfully make these representations and warranties.

      By acknowledging that you will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

      The enclosed letter for you to send to your clients contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

      Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent, BNY Midwest Trust Company, in the manner set forth below.

Bank of New York

Corporate Trust Department
Reorganization Unit
101 Barclay Street — 7 East
New York, New York 10286
Attention: Bernard Arsenec
Phone: (212) 815-5098

Very truly yours,

AMERICAN AXLE & MANUFACTURING, INC.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF THE COMPANY OR THE EXCHANGE AGENT IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN.